FOR IMMEDIATE RELEASE

Spartan Motors Reports Strong Increase In Third Quarter Earnings

CHARLOTTE, Michigan, October 27, 2005 - Spartan Motors, Inc. (NASDAQ: SPAR) today reported a 42.7 percent increase in net earnings for the third quarter ended September 30, 2005 compared to the same period last year, driven primarily by increased sales of its fire truck chassis and new sales of military vehicles chassis.

The Charlotte, Mich.-based manufacturer of custom motorhome chassis, fire truck chassis and emergency-rescue vehicles reported its fourth consecutive quarter of improved earnings. Spartan posted net earnings of $2.7 million, or $0.21 per diluted share, on net sales of $89.3 million for the third quarter of 2005, versus net earnings of $1.9 million, or $0.15 per diluted share, on net sales of $91.7 million for the third quarter of last year.

Spartan Chassis, the Company's largest operating subsidiary, reported increased earnings and profitability for the third quarter, due to improved sales of fire truck chassis and new sales of military vehicles chassis. This was offset by a loss at Spartan's Emergency Vehicle Team (EVTeam) group, consisting of its Crimson Fire, Crimson Fire Aerials and Road Rescue subsidiaries, though sales for the EVTeam improved compared to the same quarter last year. Net sales at Spartan Chassis declined slightly due to a reduction in entry-level RV chassis sales.

"We are pleased with our continued earnings growth, though our results were mixed," said John Sztykiel, president and CEO of Spartan Motors. "On one hand, we had a strong quarter with Spartan Chassis, our core business, which increased sales of its fire truck chassis and had additional contributions from its military vehicle contract.

"On the other hand, the EVTeam fell back some from the progress we made in the second quarter. However, we also saw progress in our efforts to replicate the success of the Spartan Chassis business model across all three companies of the EVTeam, as evidenced by the near profitability of Crimson Fire. As a whole, we had strong sales and a solid backlog of $146.7 million, illustrating the growing strength of all of our brands. Our focus on becoming the most desired brand continues to produce results."

For the nine months ended September 30, 2005, Spartan said net earnings grew 33.2 percent to $7.3 million, or $0.57 per diluted share, compared to net earnings of $5.5 million, or $0.43 per diluted share,

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for the same period last year. Net sales grew 15.3 percent to a record $267.6 million, compared with net sales of $232 million for the first nine months of 2004.

Spartan reported gross margin improved to 15.1 percent in the third quarter of 2005, compared with 12.2 percent for the same period in 2004, reflecting production efficiencies and the improved product mix at Spartan Chassis. Operating margin also improved to 4.8 percent, compared with 3.1 percent in the same quarter of 2004, due primarily to operating improvements.

Spartan Chassis
Net earnings at Spartan Chassis improved 39.2 percent in the quarter compared to the same period of last year, while sales declined by 4.5 percent, primarily due to a 22 percent decline in sales of recreational vehicle (RV) chassis compared to last year's third quarter. Sales of fire truck chassis increased 20 percent compared to the same period last year and Spartan Chassis reported additional revenue from its contract with Force Protection, Inc. for the Cougar military vehicle.

"We continue to have an excellent year at Spartan Chassis," said Sztykiel. "Based on current order activity, we continue to expect our best-ever year of fire truck chassis sales. Our market share for fire truck chassis continues to grow as we improve product quality, delivery time, marketing, design and customer service. During the quarter, we also had additional revenue from the Cougar military vehicles, though we have yet to complete the majority of this contract.

"At the same time, we posted another solid quarter of RV chassis sales, expanding our market share despite the overall downturn in the RV market, putting us in a great position as positive demographic changes continue to expand the RV market over the long term. Looking ahead, we are excited about the upcoming RVIA show in December, where we will display several new products. We are also on track to build more RV chassis in 2005 than 2004, and anticipate exceeding this number in 2006."

Emergency Vehicle Team (EVTeam)
Spartan's EVTeam posted a loss for the third quarter of 2005, though net sales increased 24.7 percent compared to last year's third quarter. Crimson Fire reported a 30.1 percent increase in sales over last year's third quarter, while Road Rescue improved its sales by 18.9 percent over last year's quarter. Sales at Crimson Fire Aerials decreased by 5.7 percent compared to last year's third quarter, as the subsidiary produced less units than expected due to the timing of certain orders.

"Shipments at Crimson Fire Aerials have suffered this year due to a higher percentage of prototype units produced, but the good news is we will only build customer-ordered units from the existing backlog over the next nine months," said Sztykiel.

"Unfortunately Crimson Fire did have several missteps during the quarter compared to the progress made in the second quarter. We have since made adjustments and as a result, we expect the company's production will return to second quarter levels in the fourth quarter.

"Road Rescue narrowed its loss compared to the same quarter of last year and increased its orders versus the second quarter of 2005. Sales increased slightly while we reduced our direct labor force by 21 percent compared to the second quarter. We expect these improvements will put Road Rescue in a good position to reduce losses in the fourth quarter.

"The federal government's increased funding and focus on emergency-rescue bodes well for Spartan Chassis and the EVTeam. Additionally, the growing convergence of fire services using ambulances will create a market unique opportunity for Road Rescue and Crimson Fire."

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Financial Highlights
On a consolidated basis, Spartan posted a return on invested capital (ROIC) of 13.6 percent in the third quarter of 2005, compared with ROIC of 10.7 percent in the same quarter in 2004. (Spartan defines return on invested capital by calculating operating income, less taxes, on an annualized basis, divided by total shareholders' equity.)

Consolidated backlog was $146.7 million as of September 30, 2005, compared with backlog of $156.3 million at the end of the second quarter of 2005 and $106.5 million at the end of last year's third quarter. Spartan's balance sheet remains strong, and the Company ended the quarter with $17.4 million in cash, cash equivalents and short-term investments.

"We remain on track for record results from Spartan Chassis in 2005, which is the benchmark and model for all of our other operating subsidiaries," said Sztykiel. "We are also working on making the EVTeam profitable through a number of operational improvements, price increases, new products and better sales and marketing, and as a result, we are expecting a smaller loss in the fourth quarter. We continue to believe in the substantial long-term opportunity of both the RV and emergency-rescue markets and will continue to strive to grow our market share, brand leadership and profitability."

Conference Call, Webcast and Presentation
Spartan Motors will host a conference call for analysts and portfolio managers at 10 a.m. EDT today to discuss these results and current business trends. Spartan will also include its slideshow presentation for the upcoming Robotti & Co. Manufactured Home and Recreational Vehicle Investor Conference. To listen to a webcast of the call and view the slideshow, please visit http://www.spartanmotors.com/webcasts.asp.

About Spartan Motors
Spartan Motors, Inc. (www.spartanmotors.com) designs, engineers and manufactures custom chassis and vehicles for the recreational vehicle, fire truck, ambulance and emergency-rescue markets. The Company's brand names - SpartanTM, Crimson FireTM, Crimson Fire AerialsTM, and Road RescueTM - are known in their market niches for quality, value, service and being the first to market with innovative products. The Company employs approximately 900 at facilities in Michigan, Alabama, Pennsylvania, South Carolina, and South Dakota. Spartan Motors is publicly traded on The Nasdaq Stock Market under the ticker symbol SPAR.

The statements contained in this news release include certain predictions and projections that may be considered "forward-looking statements" under the securities laws. These forward-looking statements are identifiable by words or phrases indicating that the Company or management "expects," "believes" or is "confident" that a particular result "may" or "should" occur, that a particular item "bodes well," that the Company "looks forward" to a particular result, or similar statements. These statements involve many risks and uncertainties that could cause actual results to differ materially, including but not limited to economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices. Accounting estimates are inherently forward-looking. Additional information about these and other factors that may adversely affect these forward-looking statements are contained in the Company's reports and filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this news release.

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CONTACT:

John Sztykiel, CEO, or Jim Knapp, CFO Spartan Motors, Inc. (517) 543-6400	Jeff Lambert, Ryan McGrath Lambert, Edwards & Associates, Inc. (616) 233-0500 / mail@lambert-edwards.com

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Spartan Motors, Inc. and Subsidiaries Condensed Consolidated Statements of Operations Three Months Ended September 30, 2005 and 2004

	September 30, 2005		September 30, 2004
	$-000-%		$-000-%

Sales	89,315		91,668
Cost of Sales	75,795		80,508
Gross Profit	13,520	15.1	11,160	12.2

Operating Expenses:
Research and Development	2,387	2.7	2,126	2.3
Selling, General and Administrative	6,810	7.6	6,232	6.8
Total Operating Expenses	9,197	10.3	8,358	9.1

Operating Income	4,323	4.8	2,802	3.1

Other Income (Expense):
Interest Expense	(30)	0.0	(100)	(0.1)
Interest and Other Income	243	0.3	159	0.1
Total Other Income (Expense)	213	0.3	59	0.0

Earnings before Taxes	4,536	5.1	2,861	3.1

Taxes	1,833	2.1	967	1.1

Net Earnings	2,703	3.0	1,894	2.0

Basic Net Earnings per Share	0.22		0.15

Diluted Net Earnings per Share	0.21		0.15

Basic Weighted Average Common Shares Outstanding	12,533		12,384

Diluted Weighted Average Common Shares Outstanding	12,814		12,859

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Spartan Motors, Inc. and Subsidiaries Condensed Consolidated Statements of Operations Nine Months Ended September 30, 2005 and 2004

	September 30, 2005		September 30, 2004
	$-000-%		$-000-%

Sales	267,557		231,979
Cost of Sales	229,931		200,147
Gross Profit	37,626	14.1	31,832	13.7

Operating Expenses:
Research and Development	6,853	2.6	5,755	2.5
Selling, General and Administrative	19,528	7.3	17,936	7.7
Total Operating Expenses	26,381	9.9	23,691	10.2

Operating Income	11,245	4.2	8,141	3.5

Other Income (Expense):
Interest Expense	(107)	0.0	(306)	(0.1)
Interest and Other Income	583	0.2	423	0.2
Total Other Income (Expense)	476	0.2	117	0.1

Earnings before Taxes	11,721	4.4	8,258	3.6

Taxes	4,415	1.7	2,771	1.2

Net Earnings	7,306	2.7	5,487	2.4

Basic Net Earnings per Share	0.58		0.45

Diluted Net Earnings per Share	0.57		0.43

Basic Weighted Average Common Shares Outstanding	12,515		12,306

Diluted Weighted Average Common Shares Outstanding	12,778		12,696

Spartan Motors / Page 6 of 6

Spartan Motors, Inc. and Subsidiaries Condensed Consolidated Balance Sheets

	September 30, 2005	Dec 31, 2004
	$-000	$-000

ASSETS
Current assets:
Cash and cash equivalents	$15,403	$10,463
Short-term investments	2,000	1,507
Accounts receivable, net	41,098	32,359
Inventories	39,711	32,442
Taxes receivable	1,658	1,957
Other current assets	3,336	4,488
Total current assets	103,206	83,216

Property, plant and equipment, net	18,354	18,239
Goodwill, net	4,543	4,543
Other assets	1,320	915

Total assets	$127,423	$106,913

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$25,399	$19,248
Other current liabilities and accrued expenses	4,611	3,397
Accrued warranty	4,395	3,671
Accrued vacation, compensation and related taxes	5,155	4,352
Deposits from customers	13,090	8,588
Current portion of long-term debt	52	6
Total current liabilities	52,702	39,262

Long-term debt, less current portion	1,331	140

Shareholders' equity:
Preferred stock	-	-
Common stock	126	125
Additional paid in capital	37,835	36,211
Retained earnings	36,357	31,182
Unearned compensation	(928)	-
Accumulated other comprehensive loss		(7)
Total shareholders' equity	73,390	67,511

Total liabilities and shareholders' equity	$127,423	$106,913